Annex A

THE BOLT TRUST

Name:	Principal Occupation:
Tracy A. Bolt, Co-Trustee	Retired; former accountant
Max H. Bolt, Co-Trustee	Tax consultant

IF HOLDINGS, LLC

Name:	Principal Occupation:
Randall W. Woods, Sole Member	Chief Executive Officer of the Integra division within T Bank, N.A. 011021.0000001 DMS 354238935v4